Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lilium N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, nominal value €0.01 per share	Rule 457(c) and Rule 457(h)	17,621,314(2)	$0.98(3)	$17,248,623.21	0.00014760	$2,545.90
Total Offering Amounts					$17,248,623.21		$2,545.90
Total Fee Offsets							$2,545.90
Net Fee Due							$0.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares or underlying securities, as applicable, of Class A ordinary shares of Lilium N.V. (the “Registrant”) that become issuable under the Lilium N.V. 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding Class A ordinary shares.
(2)	Represents additional Class A ordinary shares to be registered and available for grant under the 2021 Plan resulting from the 2024 3.5% Issuance Increase of 2021 Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $0.98, the average of the high and low prices of the Registrant’s Class A ordinary shares as reported on the Nasdaq Global Select Market on March 19, 2024.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Data	Filing Date	Fee Offset Claimed	Security Type Associated with Fee	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Lilium N.V.	F-1	333-259889	September 29, 2021	N/A	$2,545.90	Equity	Class A ordinary shares	(1)	$2,222,648,203.48
Fees Offset Sources	Lilium N.V.	F-1	333-259889		September 29, 2021						$264,738

(1)	The Registrant previously filed a registration statement on Form F-1 (File No. 333-259889), initially filed on September 29, 2021, amended on March 31, 2022 and initially declared effective on April 11, 2022 (the “Prior Registration Statement”), which registered (i) 52,143,054 Class A Shares for issuance by the Registrant in connection with the exercise or conversion of certain of its securities (the “Primary Shares”) for a proposed maximum aggregate offering price of $493,827,499 and (ii) and 201,805,118 Class A Shares for resale by the applicable selling security holder (the “Secondary Shares”) for a proposed maximum aggregate offering price of $1,938,872,941. The Prior Registration Statement was not fully used and 51,663,116 Primary Shares and 193,560,280 Secondary Shares were not sold, resulting in unsold aggregate offering amounts of $2,222,648,203.48. These unused amounts result, in the aggregate, in an available fee offset of $242,490.92 (the “Fee Offset”), representing approximately 91.6% of the registration fees on the Prior Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $2,545.90 of the fees associated with this Registration Statement from the filing fee previously paid by the Registrant associated with the unsold securities. The Registrant has terminated any offerings that included the unsold securities under the Prior Registration Statement. Inclusive of the fee offset associated with this Registration Statement, the Registrant has used $145,678.75 of the Fee Offset.